Exhibit 99.1

[LOGO]

P.O. Box 25099 Richmond, VA 23260         phone: (804) 359-9311         fax: (804) 254-3594

P R E S S   R E L E A S E

CONTACT	RELEASE

Karen M. L. Whelan	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Announces 8.3% Dividend Increase

Richmond, VA, December 4, 2003 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that the company’s Board of Directors has increased the regular quarterly dividend on the common shares of the Company by over 8% to thirty-nine cents ($.39) per share. The dividend is payable February 9, 2004, to common shareholders of record at the close of business on January 13, 2004. This increase of $.03 per share per quarter indicates an annualized rate of $1.56 per share and a yield of approximately 3.6% based on the $42.90 closing price on December 3, 2003.

Mr. King noted, “By increasing the dividend, Universal’s Board has once again demonstrated its confidence in our business prospects. We are proud of our record of delivering value to our shareholders.” Universal has raised its common dividend every year since 1971, a record of 33 consecutive increases.

Universal Corporation (NYSE:UVV) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 2003, were approximately $2.6 billion. For more information, visit Universal’s web site at www.universalcorp.com.

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